PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)

                                                      Registration No. 333-43991

                                     [LOGO]

                              22,950,000 SHARES OF

                                  COMMON STOCK

                               ------------------

    These shares of Informix may be offered and sold from time to time by certain stockholders of Informix identified in this prospectus. See "Selling Stockholders."

    The selling stockholders acquired shares of Informix's series B convertible preferred stock in November 1997. The shares of common stock registered for resale hereunder are issuable upon conversion of the series B preferred and upon exercise of certain warrants to purchase shares of Informix's common stock issuable upon conversion of the series B preferred. The shares of common stock registered for resale hereunder include 100,000 shares issued to a financial advisor to Informix and 50,000 shares issuable upon exercise of a warrant issued to the same financial advisor in connection with the sale of the series B preferred.

    The number of shares of common stock registered for resale under this prospectus is based on the hypothetical conversion of all 50,000 shares of series B preferred issued to the selling stockholders in November 1997 at a conversion ratio of 250 shares of common stock for each share of series B preferred stock. The total number of shares of common stock issuable upon conversion of the series B preferred is presently indeterminate and will depend on the trading price of Informix's common stock in the periods prior to conversion of the series B preferred. As of March 31, 1999 an aggregate of 6,540,497 shares of common stock had been issued to selling stockholders in connection with the conversion of an aggregate of 27,200 shares of series B preferred and warrants to purchase an aggregate of 1,508,088 shares of common stock had been issued in connection with such conversions.

    The selling stockholders will receive all of the net proceeds from the sale of the shares. Informix will not receive any proceeds from the sale of the shares.

    Informix's common stock is quoted on the Nasdaq National Market under the symbol "IFMX." On June 22, 1999, the last reported sale price of the common stock was $7.53125 per share.

                            ------------------------

    INVESTING IN SHARES OF INFORMIX'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                 June 22, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
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

Where to Find Additional Information About Informix........................................................           2

Information Incorporated by Reference......................................................................           2

Summary Business Description of Informix...................................................................           3

Risk Factors...............................................................................................           4

This Prospectus Contains Forward Looking Statements........................................................          17

Use of Proceeds............................................................................................          17

Selling Stockholders.......................................................................................          18

Plan of Distribution.......................................................................................          19

Legal Matters..............................................................................................          20

Experts....................................................................................................          20

SEC Position on Indemnification for Securities Act Liabilities.............................................          20

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF INFORMIX COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

              WHERE TO FIND ADDITIONAL INFORMATION ABOUT INFORMIX

    We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms, including locations of regional offices. Our SEC filings are also available to the public from our Web site at http://www.informix.com or at the SEC's Web site at http://www.sec.gov. Information on our Web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the selling stockholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-43991). The documents we incorporate by reference are:

    1.  Our Annual Report on Form 10-K for the fiscal year ended December 31,
       1998.

    2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

    3. Our Current Report on Form 8-K relating to the settlement of pending private securities and related litigation against Informix, filed June 18, 1999.

    4. The description of our common stock contained in the Registration Statement on Form 8-A as filed with the SEC on January 21, 1987.

    5. The description of Informix's stockholder rights plan related to rights of the holders of our common stock contained in the Registration Statement on Form 8-A as filed with the SEC on September 19, 1991 as subsequently amended on May 27, 1992, August 11, 1995, and September 3, 1997.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Informix Corporation, 4100 Bohannon Drive, Menlo Park, California 94025; telephone number (650) 926-6300.

                    SUMMARY BUSINESS DESCRIPTION OF INFORMIX

    Informix is a leading supplier of information management software and solutions to governments and enterprises worldwide. We design, develop, manufacture, market and support

    - Relational database management systems, or RDBMS;

    - Connectivity interfaces and gateways; and

    - Graphical and character-based application development tools for building database applications that allow customers to access, retrieve and manipulate business data.

    We also offer complete solutions, which include our database management software, our own and third party software, and our consulting services, to help customers design and deploy data warehousing, Web-based enterprise repository and electronic commerce applications.

    We believe that technological advances, including the development and commercialization of the Internet, will lead to increasingly sophisticated customer requirements for data storage and management beyond the functionality offered by conventional RDBMS products. In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes audio, video, text and three dimensional graphics in addition to conventional character data. Since 1996, we have devoted substantial resources to the development of object-relational database management systems, or ORDBMS, which provide RDBMS functionality for complex data such as images, video, audio and spatial data, and tools for applications in multimedia and entertainment, digital media publishing and financial services.

    Organizations commonly employ RDBMS software for use in storing, managing and retrieving the large amounts of data necessary to support four types of systems:

    - Internal management information systems, such as accounting, human resources and manufacturing

    - Mission-critical on-line transaction processing systems that process business information from a large number of locations or users

    - Data warehousing/data mart systems that aggregate data from multiple sources and perform sophisticated analyses to support business decisions

    - Internet applications, including dynamic site publishing, information retrieval and electronic commerce

    In December 1998, we expanded our ability to deliver data warehousing solutions by acquiring Red Brick Systems. We are integrating Red Brick's data mart technology into our suite of products that form the core of our data warehousing solution.

    Increasingly, RDBMS software also is being used to drive Internet applications, from site publishing and information retrieval to electronic commerce.

    We market our products to end-users on a worldwide basis directly through our sales force and indirectly through applications resellers, original equipment manufacturers and distributors. The principal geographic markets for our products are North America, Europe, the Asia/Pacific region and Latin America. In recent years, approximately half of our total revenues have been generated outside North America. Our principal customers include businesses ranging from small corporations to Fortune 1000 companies, principally in the manufacturing, financial services, telecommunications, media, retail/wholesale, hospitality and government services sectors.

    Our corporate headquarters are located at 4100 Bohannon Drive, Menlo Park, California, 94025. Our telephone number at that address is (650) 926-6300.

                                  RISK FACTORS

    IN EVALUATING AN INVESTMENT IN THE SHARES YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE ARE SUBJECT TO INTENSE COMPETITION AND THIS COMPETITION MAY ADVERSELY AFFECT
  OUR BUSINESS

    We may not be able to compete successfully against current and/or future competitors and such inability would materially adversely affect our business, quarterly and annual operating results and financial condition. The market for our products is highly competitive and diverse. Moreover, we expect that the technology for RDBMS products will continue to change rapidly. New products are introduced frequently, and existing products are enhanced continually. Competition may also result in changes in pricing policies by us or our competitors which could materially adversely affect our business and future quarterly and annual operating results. We currently face competition from a number of sources, including several large vendors that develop and market databases, applications, development tools or decision support products. Our principal competitors include Computer Associates, IBM, Microsoft, NCR/Teradata, Oracle and Sybase. Additionally, as we expand our business in the markets of data warehousing and Internet/electronic commerce, we expect to compete with a different group of companies, including small, highly focused companies offering single products or services that we include as part of an overall solution. Several of our competitors have significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than we can.

COMPETITION MAY AFFECT PRICING OF OUR PRODUCTS WHICH COULD ADVERSELY AFFECT OUR
  BUSINESS

    Existing and future competition or changes in our product or service pricing structure or product or service offerings could result in an immediate reduction in the prices of our products or services. If significant price reductions in our products or services were to occur and not be offset by increases in sales volume, our business, results of operations and financial condition would be adversely affected. If such downward pressure on prices were to occur, our operating margins would be adversely affected. Several of our competitors have announced the development of enhanced versions of their principal database products that are intended to improve the performance or expand the capabilities of their existing products. New or enhanced products by existing competitors or new competitors could result in greater price pressure on our products. In addition, the following factors could affect the pricing of RDBMS products and related products:

    - The industry movement to new operating systems, like Windows NT

    - Access to RDBMS products through low-end desktop computers

    - Access to data through the Internet

    - The bundling of software products for promotional purposes or as a long-term pricing strategy by certain of our competitors

    - Our own practice of bundling our software products for enterprise licenses or for promotional purposes with our partners

    In particular, the pricing strategies of competitors in the industry have historically been characterized by aggressive price discounting to encourage volume purchasing by customers. We may not be able to compete effectively against competitors who continue to aggressively discount the price of their products.

CUSTOMER PURCHASE PATTERNS CAUSED BY YEAR 2000 CONCERNS MAY NEGATIVELY IMPACT
  SALES OF OUR PRODUCTS.

    Prior to the end of 1999 and continuing into 2000, there is likely to be an increased customer focus on addressing Year 2000 compliance issues, creating the risk that customers may also choose to defer new software product purchases and/or deploy new software until after January 1, 2000 to avoid the possibility of introducing or encountering any new Year 2000 problems. Moreover, customers may reallocate capital expenditures in order to fix Year 2000 problems of existing systems instead of purchasing new software. This could materially adversely affect our business, future quarterly and annual operating results and financial condition. If customers reallocate capital expenditures and personnel or defer purchases, it could materially adversely affect our business, future quarterly and annual operating results and financial condition.

OUR INDUSTRY CHANGES RAPIDLY DUE TO EVOLVING TECHNOLOGY STANDARDS AND FUTURE
  SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS

    Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database and networking platforms. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to:

    - Rapid technological change

    - Changing customer needs

    - Frequent new product introductions

    - Evolving industry standards that may render existing products and services obsolete

    As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to:

    - Continue to enhance our existing products

    - Develop and introduce new applications that keep pace with technological advances on a timely and cost-effective basis

    - Meet changing customer requirements

    - Match or exceed the product deliveries of our competitors

    We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments or be able to attract and retain qualified software development engineers. Any of these events could materially adversely affect our business, quarterly and annual operating results and financial condition.

SLOWER GROWTH IN THE RDBMS MARKET WOULD ADVERSELY AFFECT SALES OF OUR PRODUCTS

    If RDBMS industry growth rates decline for any reason, the markets for our products will be adversely affected, which would materially adversely affect on our business, results of operations, financial condition and cash flows. Prior to fiscal 1997, the RDBMS industry grew significantly, due in part to the continuing development of new technologies and products responsive to customer requirements.

In fiscal 1997 and 1998, however, growth rates throughout the industry slowed. Recent instability in the Asian-Pacific and Latin American economies and financial markets, which had previously been cited as potentially strong sources of revenue growth for relational database software companies, has introduced additional uncertainty concerning industry growth rates in the future.

IF THE ORDBMS MARKET DOES NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS WILL BE
  ADVERSELY AFFECTED

    Delays in market acceptance of ORDBMS products offered by us could adversely effect our results of operations and financial condition. In recent years, the types and quantities of data required to be stored and managed has grown increasingly complex and includes, in addition to conventional character data, audio, video, text and three-dimensional graphics in a high-performance scalable environment. During 1996, we invested substantial resources in developing our ORDBMS product line. The market for ORDBMS products is new and evolving, and its growth depends upon a growing need to store and manage complex data and on broader market acceptance of our products as a solution for this need. As a result, organizations may not choose to make the transition from conventional RDBMS to ORDBMS.

THERE ARE MANY FACTORS, INCLUDING SOME BEYOND OUR CONTROL, THAT MAY CAUSE
  FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS

    Our quarterly operating results have varied greatly in the past and may vary greatly in the future depending upon a number of factors described below and elsewhere in this "Risk Factors" section, including many that are beyond our control. As a result, we believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. These factors include:

    - Changes in demand for our software, including changes in industry growth rates for our products

    - The size, timing and contractual terms of large orders for our software products

    - The budgeting cycles of our customers and potential customers

    - Any downturn in our customers' businesses, in the domestic economy or in international economies where our customers do substantial business

    - Changes in our pricing policies resulting from competitive pressures, such as aggressive price discounting by our competitors or other factors

    - Our ability to develop and introduce on a timely basis new products or enhanced versions of our software

    - Changes in the mix of revenues attributable to domestic and international sales

    - Seasonal buying patterns which tend to peak in the fourth quarter

    POTENTIAL CHANGES IN MIX OF LICENSE AND SERVICE REVENUE. Historically, a majority of our revenue has been attributable to the licensing of our software products. A significant change in the mix of software products and services sold by us, including the mix between higher margin software products and lower margin maintenance, consulting and training, could materially adversely affect our operating results for future quarters.

ANY CANCELLATIONS OR DELAYS IN PLANNED CUSTOMER PURCHASES OF OUR PRODUCTS COULD
  MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND QUARTERLY OPERATING RESULTS

    CANCELLATIONS OR DELAYS OF PLANNED PURCHASES. Because we do not know when, or if, our potential customers will place orders and finalize contracts, we cannot accurately predict our revenue and operating results for future quarters. If there is a downturn in potential customers' businesses, the domestic economy in general, or in international economies where we derive substantial revenue, potential customers may defer or cancel planned purchases of our products, which could materially adversely affect our business, operating results and financial condition. Because our operating expenses are based on anticipated revenue levels and because a high percentage of our expenses are relatively fixed, delays in the recognition of revenues from even a limited number of license transactions could cause significant variations in operating results from quarter to quarter, which could cause net income to fall significantly short of anticipated levels.

    EFFECTS OF HISTORICAL TREND FOR SALES TO OCCUR AT END OF QUARTER. Our software license revenue in any quarter depends on orders booked and shipped in the last month, weeks or days of that quarter. At the end of each quarter, we typically have either minimal or no backlog of orders for the subsequent quarter. If a large number of orders or several large orders do not occur or are deferred, our revenue in that quarter could be substantially reduced. This could materially adversely affect our operating results and could impair our business in future periods.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS COULD ADVERSELY AFFECT OUR
  QUARTERLY OPERATING RESULTS

    Our sales of software products have been affected by seasonal purchasing trends. We expect these seasonal trends to continue in the future. These seasonal trends materially affect our quarter-to-quarter operating results. Revenue and operating results in our quarter ending December 31 are typically higher relative to our other quarters, because many customers make purchase decisions based on their calendar year-end budgeting requirements and because of the effects of our sales incentive plans for sales personnel which are measured on a calendar year basis. As a result, we have historically experienced a substantial decline in revenue in the first quarter of each fiscal year relative to the preceding quarter. Generally, we expect our quarter ending September 30 to reflect the effects of summer slowing of international business activity and spending activity generally associated with that time of year, particularly in Europe.

ANY DELAYS IN OUR NORMALLY LENGTHY SALES CYCLES COULD RESULT IN SIGNIFICANT
  FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS

    Our sales cycle typically takes many months to complete and varies depending on the product, service or solution that we are selling. Any delay in the sales cycle of a large transaction or a number of smaller transactions could result in significant fluctuations in our quarterly operating results. The length of the sales cycle may vary depending on a number of factors over which we may have little or no control, including the size of a potential transaction and the level of competition that we encounter in our selling activities. Our sales cycle can be further extended for sales made through third party distributors.

OUR FUTURE REVENUE IS SUBSTANTIALLY DEPENDENT UPON OUR INSTALLED CUSTOMERS
  RENEWING MAINTENANCE AGREEMENTS FOR OUR PRODUCTS AND LICENSING ADDITIONAL PRODUCTS; OUR FUTURE SERVICES AND MAINTENANCE REVENUE IS DEPENDENT ON FUTURE SALES OF OUR SOFTWARE PRODUCTS

    We depend on our installed customer base for future revenues from services and licenses of additional products. If our customers fail to renew their maintenance agreements, this could materially adversely affect our business and future quarterly and annual operating results. The maintenance agreements are renewable annually at the option of the customers and there are no minimum payment obligations or obligations to license additional software. Therefore, our current customers may not necessarily generate significant maintenance revenue in future periods. In addition, our customers may not necessarily purchase additional products or services. Our services revenue and maintenance revenue are also dependent upon the continued use of these services by our installed customer base. Any downturn in our software license revenue could adversely affect the growth of our services revenue in future quarters. License revenue in fiscal 1997 was $378.2 million and in fiscal 1998 was $383.5 million, both of which are significantly less than fiscal 1996 when license revenue was $502.7 million.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS
  AND SUCH OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH INFORMIX IN THE FUTURE

    The loss of the services of one or more of our senior executive officers or key employees could materially adversely affect our business, results of operations and financial condition. Our success will depend to a significant extent on the continued service of our senior executives and certain other key employees, including certain sales, consulting, technical and marketing personnel. If we lost the services of one or more of our senior executives or key employees, this could materially adversely affect our business, particularly if one or more of our executives or key employees decided to join a competitor or otherwise compete directly or indirectly with Informix. Of our senior officers and key employees, only Mr. Finocchio, our current Chairman, President and Chief Executive Officer, is bound by an employment agreement, the terms of which are nonetheless at-will. In addition, we do not maintain key man life insurance on our employees and have no plans to do so.

    We recently announced changes to our senior management with the appointment of Jean Yves Dexmier to the position of President and Chief Executive Officer, effective July 16, 1999. Mr. Dexmier is currently Informix's Executive Vice President, Worldwide Field Operations. Also effective July 16, 1999, Mr. Finocchio will resign his position as President and Chief Executive Officer but will continue as the Chairman of the Board. Although we anticipate a smooth transition, the change could disrupt our business, management team and results of operations.

OUR NEW EXECUTIVE TEAM MAY NOT BE ABLE TO SUCCESSFULLY WORK TOGETHER TO MEET OUR
  BUSINESS OBJECTIVES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

    Almost all of our executive officers, including our President and Chief Executive Officer, our Executive Vice President, Worldwide Field Operations, and our Executive Vice President, Finance and Chief Financial Officer, have joined us since the beginning of fiscal 1997. Since joining us, the new management team has devoted substantial efforts to restructuring our sales, marketing and finance organizations after the announcement of the restatement of our financial results for fiscal 1994, 1995 and 1996 and the first quarter of fiscal 1997 as a result of errors and irregularities identified with our revenue recognition practices during these periods. In addition, in fiscal 1998, we announced that we were restructuring our business to expand our e-commerce and data warehousing capabilities. Our management team has not worked together previously and may not be able to successfully implement this strategy. If our management team is unable to accomplish our business objectives, it could materially adversely affect our business and our future quarterly and annual operating results.

PENDING LITIGATION AND SETTLEMENT ARRANGEMENTS COULD MATERIALLY ADVERSELY AFFECT
  OUR BUSINESS

    Since April 16, 1997, various holders of our common stock or options to purchase our common stock have filed numerous separate lawsuits against us, Ernst & Young LLP, who served as our former independent auditors, and certain of our current and former officers and directors. Most of the lawsuits have been filed as purported class actions by persons who claim that they purchased our common stock during a purported class period. The complaints allege violations of federal and state securities laws, fraud, and violations of California's unfair business practices statutes. Other lawsuits were filed as derivative claims which allege that current and former officers breached their fiduciary duties to Informix. In May 1999, we, along with Ernst & Young and the individually named defendants, entered into a memorandum of understanding to settle all such claims, with the possible exception of two small lawsuits involving claims that total approximately $165,000. However, the memorandum of understanding is subject to the negotiation of a final settlement agreement and final approval by both state and federal courts, and certain plaintiffs in the class may exclude themselves from the settlement agreement. The continuing cost and uncertainty associated with litigation with plaintiffs who do not participate in the settlement agreement could divert management's time and attention away from business operations and could adversely affect our business and financial condition. Moreover, if too many plaintiffs elect not to participate in the settlement agreement, we may decide not to enter into a final settlement agreement based upon the currently negotiated memorandum of understanding. The costs and uncertainty associated with continuing the litigation could materially adversely affect our business and financial condition.

    The memorandum of understanding concerning the settlement arrangements provides that we shall pay $17 million in cash and issue a minimum of nine million shares of common stock to the plaintiffs and their attorneys. The payment and the issuance of the Common Stock will materially adversely affect our operating results for the quarter ending June 30, 1999 and the year ending December 31, 1999. Of the $17 million in cash to be paid under the settlement approximately $13.8 million will be paid under our director and officer insurance policies. The payment of cash and the number of shares issuable under the settlement arrangements may increase materially depending on the trading price of our common stock. The payment of additional cash and the issuance of additional shares of our common stock could materially adversely affect our future operating results.

    In addition, if the settlement agreement is not approved by the courts, we would be unable to determine the amount, if any, we may be required to pay in connection with the resolution of these lawsuits, by settlement or otherwise, and the size of any such payment could materially adversely affect our financial condition. The complaints, in general, do not specify the amount of damages that plaintiffs seek. The lawsuits are in the early stages of discovery. As a result, we are unable to estimate the possible range of damages that might be incurred as a result of the lawsuits if the settlement agreement is not approved by the courts. We have not set aside any financial reserves relating to any of these lawsuits.

THE PENDING SEC INVESTIGATION COULD ADVERSELY AFFECT OUR BUSINESS

    In July 1997, the SEC issued a formal order of investigation of us and certain unidentified individuals associated with us. The investigation relates to non-specified accounting matters, financial reports, other public disclosures and trading activity in our stock. While we do not know the current status of the investigation or any possible actions that may be taken against us as a result of the investigation, any action could adversely affect our business.

THERE ARE A NUMBER OF FACTORS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT
  COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

    Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could materially adversely affect our business and future quarterly and annual operating results, including the following:

    - Difficulties in staffing and managing international operations

    - Problems in collecting accounts receivable

    - Longer payment cycles

    - Fluctuations in currency exchange rates

    - Seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

    - Uncertainties relative to regional, political and economic circumstances

    - Recessionary environments in foreign economies

    - Increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries

    International sales represented approximately 50% of our total revenue in the first quarter of 1999. In particular, instability in the Asian-Pacific and Latin American economies and financial markets, which combined accounted for approximately 19% of our total net revenues in the first quarter of 1999, could materially adversely affect our operating results in future quarters.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY
  TRANSACTION LOSSES

    Despite our efforts to manage foreign exchange risk, there can be no assurances that our hedging activities will adequately protect us against the risks associated with foreign currency fluctuations. As a consequence, our business, results of operations and financial condition could be materially adversely affected by fluctuations in foreign currency exchange rates. Most of our international revenue and expenses are denominated in local currencies. Due to the substantial volatility of currency exchange rates, among other factors, we cannot predict the effect of exchange rate fluctuations on our future operating results. Although we take into account changes in exchange rates over time in our pricing strategy, we do so only on an annual basis, resulting in substantial pricing exposure as a result of foreign exchange volatility during the period between annual pricing reviews. In addition, as noted previously, the sales cycles for our products is relatively long. Foreign currency fluctuations could, therefore, result in substantial changes in the financial impact of a specific transaction between the time of initial customer contact and revenue recognition.

    In addition to the hedging program described above, we have implemented a foreign exchange hedging program consisting principally of the purchase of forward foreign exchange contracts, which is intended to hedge the value of intercompany accounts receivable or intercompany accounts payable denominated in foreign currencies against fluctuations in exchange rates until such receivables are collected or payables are disbursed. This program involves the use of forward contracts in the primary European and Asian currencies. Uncertainties related to the Euro conversion could adversely affect our hedging activities.

WE MAY NOT SUCCESSFULLY DEVELOP NEW BUSINESS AREAS WHICH COULD ADVERSELY AFFECT
  OUR BUSINESS

    We have in recent years expanded our technology into a number of new business areas to foster long-term growth, including application servers, Internet/electronic commerce, and data warehousing. These areas are relatively new to our product development and sales and marketing personnel. We may not be able to compete effectively or generate significant revenues in these new areas.

    DATA WAREHOUSING. In 1998 we announced that we were entering the data warehousing market. The acquisition of Red Brick in December 1998 expanded our presence in this market. Although demand for data warehouse software has grown in recent years, the market is still emerging. Our future financial performance in this area will depend to a large extent on:

    - Continued growth in the number of organizations adopting data warehouses

    - Our success in developing partnering arrangements with developers of software tools and applications for the data warehouse market

    - Existing customers expanding their use of data warehouses

    The data warehouse market, however, may not continue to grow and its customers may not expand their use of data warehouses. A failure of the data warehouse market to grow, or slower growth than we currently anticipate, could materially adversely affect our business, operating results and financial condition.

    INTERNET COMPUTING. The success of Internet computing and, in particular, our current Internet computing software products is difficult to predict because Internet computing is new to the entire computer industry. The successful introduction of Internet computing to the market will depend in large measure on:

    - The commitment by hardware and software vendors to manufacture, promote and distribute Internet access appliances

    - The lower cost of ownership of Internet computing relative to client/server architecture

    - The ease of use and administration relative to client/server architecture

    In addition, sufficient numbers of vendors may not undertake a commitment to the market, the market may not accept Internet computing or Internet computing may not generate significant revenues for our business.

    The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only if the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium could materially adversely affect our business.

    In addition, standards for network protocols, as well as other industry adopted and de facto standards for the Internet, are evolving rapidly. There can be no assurance that standards chosen by us will position our products to compete effectively for business opportunities as they arise on the Internet and other emerging areas.

ERRORS IN OUR PRODUCTS OR THE FAILURE OF OUR PRODUCTS TO CONFORM TO CUSTOMER
  SPECIFICATIONS OR EXPECTATIONS COULD RESULT IN OUR CUSTOMERS DEMANDING REFUNDS FROM US OR ASSERTING CLAIMS FOR DAMAGES AGAINST US OR IN DECREASED SALES OF OUR PRODUCTS

    Because our software products are complex, they often contain errors or "bugs" that can be detected at any point in a product's life cycle. While we continually test our products for errors and work with customers through our customer support services to identify and correct bugs in our software, we expect that errors in our products will continue to be found in the future. Although many of these errors may prove to be immaterial, certain of these errors could be significant. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. These problems could materially adversely affect our business and future quarterly and annual operating results.

    A key determinative factor in our future success will continue to be the ability of our products to operate and perform well with existing and future leading, industry-standard application software products intended to be used in connection with RDBMS products. Failure to meet in a timely manner existing or future interoperability and performance requirements of certain independent vendors could adversely affect the market for our products.

    Commercial acceptance of our products and services could also be adversely affected by critical or negative statements or reports by brokerage firms, industry and financial analysts and industry periodicals concerning us, our products, business or competitors or by the advertising or marketing efforts of competitors, or other factors that could adversely affect consumer perception.

PRODUCT LIABILITY CLAIMS ASSERTED AGAINST US IN THE FUTURE COULD ADVERSELY
  AFFECT OUR BUSINESS

    We may be subject to claims for damages related to product errors in the future. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim could materially adversely affect our business. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Such limitation of liability provisions may, however, not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions as unenforceable. Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of such claims. In particular, issues relating to Year 2000 compliance have increased awareness of the potential adverse effects of software defects and malfunctions.

WE MAY BE UNABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED

    We may be unable to attract, train and retain qualified personnel, and the failure to do so, particularly in key functional areas such as product development and sales, could materially adversely affect our business, results of operations and financial condition. Our future success will likely depend in large part on our ability to attract and retain additional experienced sales, technical, marketing and management personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel, especially developers and sales personnel. We expect competition for qualified personnel to remain intense, and we may not succeed in attracting or retaining such personnel. In addition, new employees generally require substantial training in the use of our products. This training will require substantial resources and management attention.

RIGHTS OF SERIES B PREFERRED STOCKHOLDERS MAY ADVERSELY AFFECT OUR COMMON
  STOCKHOLDERS

    At March 31, 1999, 22,800 shares of series B preferred stock remained outstanding. Holders of the series B preferred shares have certain rights that may adversely affect holders of our common stock.

    RIGHTS TO CONSENT TO CORPORATE TRANSACTIONS. Our agreements with the purchasers of the series B preferred stock contain covenants that could impair our ability to engage in various corporate transactions in the future, including financing transactions and certain transactions involving a change-in-control or acquisition of our assets or equity, or that could otherwise be disadvantageous to us and the holders of our common stock. In particular, an acquisition may not be affected without the consent of the holders of the outstanding series B preferred stock or without requiring the acquiring entity to assume the series B preferred stock or cause the series B preferred stock to be redeemed. These provisions are likely to make an acquisition more difficult and expensive and could discourage potential acquirors. We made certain covenants in connection with the issuance of the series B preferred stock which could limit our ability to obtain additional financing by, for example, providing the holders of the series B preferred stock certain rights of first offer and prohibiting us from issuing additional preferred stock without the consent of the series B preferred stockholders.

    CONVERSION RIGHTS. The shares of series B preferred stock are convertible into shares of our common stock based on the trading prices of the common stock during future periods that are described in the series B preferred stock financing agreement. As a result, we are unable to determine the number of shares of our common stock that may ultimately be issued upon conversion. If the conversion price of the series B preferred stock is determined during a period when the trading price of our common stock is low, the resulting number of shares of our common stock issuable upon conversion of the series B preferred stock could result in greater dilution to the holders of our common stock. We are also obligated to issue upon conversion of the series B preferred stock additional warrants to acquire shares of our common stock equal to 20% of the total number of shares of common stock into which the series B preferred stock converts. The exercise of these warrants will have further dilutive effect to the holders of our common stock. As of March 31, 1999, series B preferred stockholders had converted an aggregate of 27,200 shares of series B preferred stock into 6,540,497 shares of our common stock and warrants to purchase an aggregate of 1,508,088 shares of our common stock. At March 31, 1999, 22,800 shares of series B preferred stock remained outstanding and assuming a $4.00 per share conversion price, were convertible into 5,700,000 shares of our common stock and, assuming such conversion, warrants to purchase an aggregate of 1,140,000 additional shares of our common stock would become issuable upon such conversion.

    PENALTY PROVISION. The terms of the series B preferred financing agreement also includes certain penalty provisions that are triggered if we fail to satisfy certain obligations. For instance, we must keep a registration statement effective for the resale of shares of our common stock issued or issuable upon conversion of the series B preferred shares and upon exercise of the warrants.

WE RELY HEAVILY ON OUR INTELLECTUAL PROPERTY RIGHTS WHICH OFFER ONLY LIMITED
  PROTECTION AGAINST POTENTIAL INFRINGERS; IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS COULD ADVERSELY AFFECT OUR BUSINESS

    Our success will continue to be heavily dependent upon proprietary technology. We rely primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. These means of protecting our proprietary rights may not be adequate and our inability to protect our intellectual property rights may adversely affect our business and financial condition. We currently hold eight United States patents and several pending applications. There can be no assurance that any other patents covering our inventions will issue or that any patent, if issued, will provide sufficiently broad protection or will prove enforceable in actions against alleged infringers.

    Our products are generally licensed to end-users on a "right-to-use" basis under a license that restricts the use of the products for the customer's internal business purposes. We also rely on "shrink-wrap" and "click-wrap" licenses, which include a notice informing the end-user that, by opening the product packaging or in the case of a click-wrap license by clicking on an acceptance icon and downloading the product, the end-user agrees to be bound by our license agreement. Despite such precautions, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In addition, we have licensed the source code of our products to certain customers under certain circumstances and for restricted uses. We have also entered into source code escrow agreements with a number of our customers that generally require release of source code to the customer in the event we enter bankruptcy or liquidation proceedings or otherwise ceasing to conduct business.

    We may also be unable to protect our technology because:

    - Our competitors may independently develop similar or superior technology

    - Policing unauthorized use of our software is difficult

    - The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States

    - "Shrink-wrap" and/or "click-wrap" licenses may be wholly or partially unenforceable under the laws of certain jurisdictions

    - Litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources and could materially adversely affect our business, future operating results and financial condition

THIRD PARTIES IN THE FUTURE COULD ASSERT THAT OUR PRODUCTS INFRINGE THEIR
  INTELLECTUAL PROPERTY RIGHTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

    Third parties may claim that our current or future products infringe their proprietary rights. Any claim of this type could affect our relationships with existing customers and prevent future customers from licensing our products. Any such claim, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps. As a result of these factors, infringement claims could materially adversely affect our business.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR SOFTWARE OR OUR INTERNAL OPERATING SYSTEMS
  COULD ADVERSELY AFFECT OUR BUSINESS

    THIRD PARTY EQUIPMENT AND SOFTWARE. We may incur large costs and the disruption of our business if any key systems fail as a result of Year 2000 problems. We use third party equipment and software that may not be Year 2000 compliant. If this third party equipment or software does not operate properly with regard to the Year 2000, we may incur unexpected expenses to remedy any problems. These costs may materially adversely affect our business. In addition, if our key systems, or a significant number of our systems, failed as a result of Year 2000 problems we could incur substantial costs and disruption of our business. To the extent we are relying on the products of other vendors to resolve Year 2000 issues, we may experience delays in implementing the products. The failure to correct a significant Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations which could harm our business. In addition, we may not have enough available personnel to implement and complete in a timely manner our Year 2000 project.

    OUR PRODUCTS. If any of our licensees experience Year 2000 problems as a result of their use of our software products, those licensees could assert claims for damages which, if successful, could materially adversely affect our business, future operating results and financial condition. In the ordinary course of our business, we test and evaluate our software products. We believe that our software products are generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of our products with respect to four-digit year dates or the ability of our products to correctly create, store, process and output information related to such date data, including Leap Year calculations. However, we may learn that certain of our software products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of such date data. In addition, in certain cases, we have warranted that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of our products with respect to four digit date dependent data or the ability to create, store, process and output information related to such data.

ANY ACQUISITION OR INVESTMENT THAT WE MAY MAKE WILL BE SUBJECT TO A NUMBER OF
  FACTORS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS; ANY INVESTMENT OR ACQUISITION MAY DILUTE EXISTING STOCKHOLDERS

    In the future we may acquire, or invest in, businesses that offer products, services and technologies that we believe would help us expand or enhance our products and services or help us expand our distribution channels. If we were to make such an acquisition or investment, the risks described below could materially adversely affect our business and future operating results. Any future acquisition or investment would present risks commonly encountered in acquisitions of or investments in businesses. The following are examples of such risks:

    - Difficulty in combining the technology, operations or work force of the acquired business

    - Disruption of our on-going businesses

    - Difficulty in realizing the potential financial or strategic benefits of the transaction

    - Difficulty in maintaining uniform standards, controls, procedures and policies

    - Possible impairment of relationships with employees and customers as a result of any integration of new businesses and management personnel

    The consideration for any future acquisition could be paid in cash, shares of our common stock, or a combination of cash and our common stock. If the consideration is paid in common stock, this would further dilute existing stockholders. Any amortization of goodwill or other assets resulting from such acquisition transaction could materially adversely affect our operating results and financial condition.

COSTS ASSOCIATED WITH EURO CONVERSION ISSUES MAY ADVERSELY AFFECT OUR BUSINESS

    Costs associated with conversion to the Euro could materially adversely affect our operating results and financial condition. We have reviewed the effect of the conversion to the Euro on the prices of our products in the affected countries. As a result, we have made some adjustments to our prices to attempt to eliminate differentials that were identified. We have not completed our review of the impact of conversion to the Euro on our business, but it is possible that costs associated with ensuring that our products and internal operating systems are able to effectively work with the Euro conversion, or price adjustments resulting from the Euro conversion, could be material to our business.

OUR UNDESIGNATED PREFERRED STOCK MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS
  MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK

    Our board of directors is authorized to issue up to 5,000,000 shares of undesignated preferred stock in one or more series. Of the 5,000,000 shares of preferred stock, 440,000 shares have been designated series A preferred, none of which is outstanding; 440,000 shares have been designated series A-1 preferred, none of which is outstanding; 50,000 shares have been designated series B preferred, of which 22,800 shares remained outstanding as of March 31, 1999. Subject to the prior consent of the holders of the series B preferred stock, the board of directors can fix the price, rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders. However, the issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock and the voting and other rights of the holders of our common stock may be adversely affected. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION
  BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND PREVENT CHANGES IN OUR MANAGEMENT

    Certain provisions of our charter documents are designed to reduce our vulnerability to an unsolicited acquisition proposal. These include:

    - Elimination of the right of stockholders to act without holding a meeting

    - Certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings

    - A board of directors divided into three classes, with each class standing for election once every three years

    These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions involving an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for shares of our common stock and, consequently, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. In addition, we have adopted a rights agreement, commonly referred to as a "poison pill," that grants holders of our common stock preferential rights in the event of an unsolicited takeover attempt. These rights are denied to any stockholder involved in the takeover attempt and this has the effect of requiring cooperation with our board of directors. This may also prevent an increase in the market price of our common stock resulting from actual or rumored takeover attempts. The rights agreement could also discourage potential acquirors from making unsolicited acquisition bids.

DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT
  THE MARKET PRICE FOR INFORMIX COMMON STOCK AND PREVENT CHANGES IN OUR
  MANAGEMENT

    We are incorporated in Delaware and are subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents certain Delaware corporations, including those corporations, such as us, whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" would include, among other things, a merger or consolidation involving us and an interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may "opt out" of the antitakeover provisions. We do not intend to "opt out" of these antitakeover provisions of Delaware Law.

OUR COMMON STOCK LIKELY WILL BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME
  FLUCTUATIONS DUE TO A NUMBER OF FACTORS, CERTAIN OF WHICH ARE BEYOND OUR
  CONTROL

    Stock prices and trading volumes for many software companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the market price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely decrease significantly. The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly because of:

    - Market uncertainty about our business prospects or the prospects for the RDBMS market in general

    - Revenues or results of operations that do not match analysts' expectations

    - The introduction of new products or product enhancements by us or our competitors

    - General business conditions in the software industry

    - Changes in the mix of revenues attributable to domestic and international sales

    - Seasonal trends in technology purchases and other general economic conditions

              THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important facts that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors." Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 1998 and our quarterly report on Form 10-Q for the quarter ended March 31, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                USE OF PROCEEDS

    Informix will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Informix's common stock by each selling stockholder as of March 31, 1999. Applicable percentage ownership is based on 189,689,739 shares of common stock outstanding as of March 31, 1999, together with applicable warrants for such stockholder. Such outstanding common stock share figure assumes the conversion of the 22,800 shares of series B preferred outstanding as of March 31, 1999 into 5,700,000 shares of common stock based on an assumed conversion ratio of 250 shares of common stock for each outstanding share of series B preferred. Certain shares of common stock that were issued upon the prior conversion of shares of series B preferred may have been previously resold by a selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants that are presently exercisable or exercisable within 60 days of March 31, 1999 are deemed to be beneficially owned by the selling stockholder holding such warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other selling stockholder. The number of shares of common stock purchasable upon exercise of warrants includes warrants previously issued in connection with prior conversions of series B preferred shares and warrants which will be issuable in connection with future conversions of series B preferred shares assuming a future conversion ratio of 250 shares of common stock for each outstanding share of series B preferred. The warrants are exercisable at a per share price of $7.84.

                                  NUMBER       NUMBER      NUMBER                 BENEFICIAL OWNERSHIP OF      NUMBER OF
                                 ISSUABLE    PREVIOUSLY   ISSUABLE                 COMMON STOCK PRIOR TO       SHARES OF
                                UPON SERIES  ISSUED UPON    UPON       OTHER              OFFERING              COMMON
                                     B        SERIES B     WARRANT    SHARES    ----------------------------     STOCK
SELLING STOCKHOLDERS            CONVERSION   CONVERSION   EXERCISE     HELD     TOTAL NUMBER      PERCENT       OFFERED
------------------------------  -----------  -----------  ---------  ---------  -------------  -------------  -----------
CC Investments, LDC...........     750,000    2,054,940     610,983         --    3,415,923            1.8%    3,415,923
Marshall Capital Management,
  Inc.........................   3,200,000    1,811,898   1,082,376         --    6,094,274            3.2     6,094,274
Capital Ventures
  International...............   1,750,000    2,673,658     954,729         --    5,378,387            2.8     5,378,387
The Shemano Group.............          --           --      50,000    100,000      150,000          *           150,000


                                BENEFICIAL OWNERSHIP OF

                                   COMMON STOCK AFTER
                                        OFFERING
                                ------------------------
SELLING STOCKHOLDERS              NUMBER       PERCENT
------------------------------  -----------  -----------
CC Investments, LDC...........          --           --%
Marshall Capital Management,
  Inc.........................          --           --
Capital Ventures
  International...............          --           --
The Shemano Group.............          --           --

------------------------------

*   Less than 1%.

    The following table sets forth certain information regarding the beneficial ownership of Informix's series B preferred, by each selling stockholder other than The Shemano Group which does not and has never held any series B preferred. Prior to March 31, 1999, the selling stockholders had converted certain shares of series B preferred at various times at conversion prices determined by the market price of Informix common stock at the time of conversion. In connection with such previous conversions of shares of series B preferred, warrants to purchase an aggregate of 1,508,088 shares of common stock were also issued to the selling stockholders. None of those warrants had been exercised as of March 31, 1999.

                                             INFORMATION RELATED TO BENEFICIAL OWNERSHIP OF SERIES B PREFERRED
                        -----------------------------------------------------------------------------------------------------------
                                                                                                                NUMBER OF SHARES OF
                                                                                                                   COMMON STOCK
                                                                                                                 PURCHASABLE UPON
                           NUMBER OF                             AS OF MARCH 31, 1999        SHARES OF COMMON       EXERCISE OF
                        SERIES B SHARES  NUMBER OF SERIES   ------------------------------  STOCK ISSUED UPON   WARRANTS ISSUED IN
                          ORIGINALLY         B SHARES         NUMBER OF                      PRIOR CONVERSION     CONNECTION WITH
                         PURCHASED IN       PREVIOUSLY        SERIES B       PERCENT OF        OF SERIES B        PRIOR SERIES B
SELLING STOCKHOLDERS     NOVEMBER 1997       CONVERTED       SHARES HELD        CLASS        PREFERRED SHARES       CONVERSIONS
----------------------  ---------------  -----------------  -------------  ---------------  ------------------  -------------------
CC Investments, LDC...        12,500             9,500            3,000              15%         2,054,940             460,983
Marshall Capital
  Management, Inc.....        20,000             7,200           12,800              55          1,811,898             442,376
Capital Ventures
  International.......        17,500            10,500            7,000              30          2,673,658             604,729

                              PLAN OF DISTRIBUTION

    Informix will not receive any proceeds from the sale of the shares. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

    The sale of the shares may be effected in one or more of the following methods:

    - ordinary brokers' transactions, which may include long or short sales;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the shares;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

    - any combination of the foregoing, or by any other legally available means.

    In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Informix nor any selling stockholder can presently estimate the amount of such compensation. Informix knows of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

    To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

    Informix has agreed to bear all expenses incurred in connection with registration, filing or qualification of the shares under federal and state securities laws, other than underwriting discounts and commissions and fees and expenses of counsel for the holders of series B preferred. Such expenses include, without limitation, all registration, filing and qualification fees, printers' and accounting fees and the fees and disbursements of counsel for Informix, including any fees incurred in connection with

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
the delivery of opinions by Informix's counsel to the holders of series B preferred regarding the effectiveness of the registration statement for the shares. In addition, Informix has agreed to indemnify the selling stockholders, other than The Shemano Group, against certain liabilities, including certain potential liabilities under the Securities Act, or to contribute payments to the selling stockholders as may be required in respect thereof. Such liabilities include losses arising out of any untrue statement or alleged untrue statement of material fact in the registration statement, or any preliminary or final prospectus thereto including any supplements or amendments, and any omission or alleged omission of a material fact required to be stated therein, or necessary to make the statements therein not misleading.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Informix, Informix has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby has been passed upon for Informix by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Informix Corporation as of and for the year ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Informix Corporation incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon incorporated by reference herein. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Informix pursuant to the foregoing provisions, or otherwise, Informix has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Informix of expenses incurred or paid by a director, officer, or controlling person of Informix in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Informix will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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